UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
June 2, 2011
Date of report (Date of earliest event reported)
IMAX Corporation
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation)	0-24216 (Commission File Number)	98-0140269 (I.R.S. Employer Identification Number)
2525 Speakman Drive, Mississauga, Ontario, Canada, L5K 1B1
(Address of Principal Executive Offices) (Postal Code)
(905) 403-6500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On June 2, 2011, IMAX Corporation (the “Company”) amended and restated the terms of its existing senior secured credit facility (the “Prior Credit Facility”). The amended and restated facility (the “New Credit Facility”), with a scheduled maturity of October 31, 2015, has a maximum borrowing capacity of $110 million, consisting of revolving asset-based loans of up to $50 million, subject to a borrowing base calculation (as described below) and including a sublimit of $20 million for letters of credit, and a revolving term loan of up to $60 million. The Prior Credit Facility had a maximum borrowing capacity of $75 million. Certain of the Company’s subsidiaries will serve as guarantors (the “Guarantors”) of the Company’s obligations under the New Credit Facility. The New Credit Facility is collateralized by a first priority security interest in substantially all of the present and future assets of the Company and the Guarantors.
     The terms of the New Credit Facility are set forth in the Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated June 2, 2011, among the Company, Wells Fargo Capital Finance Corporation (Canada), as agent, lender, sole lead arranger and sole bookrunner, (“Wells Fargo”) and Export Development Canada, as lender (“EDC”, together with Wells Fargo, the “Lenders”) and in various collateral and security documents entered into by the Company and the Guarantors. Each of the Guarantors has also entered into a guarantee in respect of the Company’s obligations under the New Credit Facility.
     The revolving asset-based portion of the New Credit Facility permits maximum aggregate borrowings equal to the lesser of:
(i)     $50.0 million, and
(ii)     a collateral calculation based on the percentages of the book values of the Company’s net investment in sales-type leases, financing receivables, certain trade accounts receivable, finished goods inventory allocated to backlog contracts and the appraised values of the expected future cash flows related to operating leases and the Company’s owned real property, reduced by certain accruals and accounts payable and subject to other conditions, limitations and reserve right requirements.
     The Company borrowed $29.6 million from the revolving term loan portion of the New Credit Facility to repay $15 million in outstanding indebtedness under the revolving portion of the Prior Credit Facility and $14.6 million in outstanding indebtedness under the term loan portion of the Prior Credit Facility.
     The revolving portion of the New Credit Facility bears interest, at the Company’s option, at (i) LIBOR plus a margin of 2.00% per annum, or (ii) Wells Fargo’s prime rate plus a margin of 0.50% per annum, The revolving term loan portion of the New Credit Facility also bears interest at the Company’s option, at (i) LIBOR plus a margin of 2.00% per annum, or (ii) Wells Fargo’s prime rate plus a margin of 0.50% per annum.
     The New Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the New Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million.
     The New Credit Facility contains typical affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and the guarantors to: incur certain additional indebtedness; make certain loans, investments or guarantees; pay dividends; make certain asset sales; incur certain liens or other encumbrances; conduct certain transactions with affiliates and enter into certain corporate transactions.
     The New Credit Facility also contains customary events of default, including upon an acquisition or change of control or upon a change in the business and assets of the Company or a Guarantor that in each case is reasonably expected to have a material adverse effect on the Company or a guarantor. If an event of default occurs and is continuing under the New Credit Facility, the Lenders may, among other things, terminate their commitments and require immediate repayment of all amounts owed by the Company.
     On June 2, 2011, the Company issued a press release announcing its entry into the New Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d)     Exhibits

Exhibit No.	Description
99.1	Press Release, On June 2, 2011, furnished pursuant to Item 1.01.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)
Date: June 3, 2011	By:	/s/ ROBERT D. LISTER
		Name:	Robert D. Lister
		Title:	Senior Executive Vice President and General Counsel

	By:	/s/ JOSEPH SPARACIO
		Name:	Joseph Sparacio
		Title:	Executive Vice President and Chief Financial Officer